Exhibit 10.27
The English Translation is for reference only.

Processing Contract

This contract is executed by the following parties:

Party A: Shenyang Coca-cola Beverages Co., Ltd.
Address: No. 1, Ba Jia, Street Seven, Economic and Technology Development Zone, Shenyang
Authorized Representative: Liu Zhantu
Tel: (24) 25818707
Fax: (24) 25814120

Party B: Changchun Taoda Beverage Co., Ltd.
Address: No. 449, Lian Yungang Street, Economic and Technology Development Zone, Changchun
Legal Representative: Liang Dongxia
Tel: (0431) 84613248
Fax: (539) 84613249

Party A and Party B have entered into this contract with the agreement of details as follows in regard of processing “Binglu” Pure Water (hereinafter the “Products”).

1.	Names and specifications for the Products

1.1
The Products to be manufactured and corresponding packing specifications designated by Party are as follows, which are in compliance with the most updated technology and quality requirements published by Coca-cola (China) Beverages Co., Ltd.

Products	Packing Specifications
600ML PET Bottle “Binglu” Pure Water	24 bottles/box, packing with PEC shrink films, 40 boxes per board (8*5), wrapping and packing by films

1.2
Processing site, equipment, craftwork procedure, packing materials and manufacturing control shall be in compliance with legal requirements such as allocation with sewage water disposal system recognized by Environment Protection Authorities or connection to the government sewage water disposal system approved by local competent authorities, which are proposed by local competent authorities (including but not limited with Quality and Technical Supervision Bureau, Sanitary Supervision Authorities and Environment Protection Authorities) and recognized by Coca-cola (China) Beverages Co., Ltd. The quality of the Products shall be in compliance with the most updated standards published by Coca-cola (China) Beverages Co., Ltd., including certain new standard guidance published by Coca-cola and/or Coca-cola (China) Beverages Co., Ltd., from time to time. Party B hereby expressly knows the most updated product quality standards published by Coca-cola (China) Beverages Co., Ltd.

1.3	Quantity - Party A and Party B will negotiate and specify the processing quantity, the specific quantity shall be decided in the purchase order provided by Party A.

1.4
Party B shall obtain effective Sanitary Certificate issued by local Sanitation and Disease Prevention Authorities, Food Production Certificate (QS) for bottle water issued by local Quality and Technology Supervision Bureau and Food Sanitary Creditworthiness A Certificate, Sewage Water Discharge Certificate, permits and approvals relevant with labor safety and fire protection and pass the recognition review for processing factory by Coca-cola (China) Beverages Co., Ltd. Party B shall provide the photocopies of aforementioned certificates with the company chop to Party A. Party B shall promptly provide Party A with corresponding photocopies for record after every annual review or change of such Food Production Certificate (QS) and Sanitary Certificate.

2.	Product Price and Best Terms

2.1	The processing price for such products:

The price stipulated herein includes but not limited with the fees and expenses of water, power, steam, employee salaries, equipment depreciation, raw materials and ancillary materials, packing materials, upload and download, storage and various government tax payment, regular or irregular product inspection (including various spot-check fees for such products conducted by competent authorities) and other expenses incurred from the processing.

2.2	The parties shall negotiate to settle the processing fees for products with different specifications stipulated herein within the valid term of this contract.

2.3
Based on the principle that Party B entitles Party A as the client with the best term, Party B hereby confirms that the conditions and price stipulated herein are the best and promises that it will treat Party A with the same or better conditions under the same principle should Party B or its affiliated parties provide other clients with better conditions or price within the valid term hereof.

3.	Offer and Confirmation of the Purchase Order

3.1	Party B shall manufacture and deliver such Products in complete compliance with the Purchase Order or written mail issued by Party A.

3.2	Party B shall execute the Purchase Order or written mail issued by Party A within 48 hours as of the receipt for confirmation and return such notice to Party A.

3.3	Should Party A fail to receive the response within 48 hours that Party B is unable to manufacture and deliver such Products as per Party A’s requirements, the Purchase Order shall be deemed as valid.

4.	Supply of the Materials and the Product Quality Standards

4.1
Party B will manufacture PET bottles by using the materials and data designated by Party A. Party B shall also review and inspect PET bottles as per Coca-cola (China) Beverages Co., Ltd. during the process of manufacturing.

4.2
Party B shall provide the packing materials (PET slice, bottles, labels, shrink films and bottle caps etc.) for the Products, which shall be recognized by Coca-cola (China) Beverages Co., Ltd. Party B will inspect and accept the packing materials when such materials income the factory and Party A will provide Party B with the inspection method for relevant packing materials which is attached as Exhibit I Incoming Inspection Standards for Packing Materials: A. Bottle Germ; B. PET Bottles; C. Bottle Caps; D. Labels; E. Shrink Films and F. Sampling Tables. Party B shall conduct the inspection in complete compliance with the standards and keep the relevant inspection records for at least three years to make sure the packing materials used for manufacturing in accordance with the quality requirements. Should there be any quality flaw Party B shall promptly notify Party A to deal with such issue. Party B takes full legal liabilities for the sanitary and safe storage of the packing materials and Party A is entitled with the supervision of such storage and usage by Party B.

4.3
Party B shall manufacture the product and conduct quality control according to the most recently released standard (see the attached Exhibit II Bottle Drinking Pure Water Quality Control Standard Handbook re detail of the standard) by Coca-Cola (China) Beverages Co. Ltd., and Party A will conduct supervision from time to time. Besides, at the request of the Coca-Cola Company, Party B shall provide crude water, filtered water, RO water, bottle water to Coca-Cola (China) Beverages Co. Ltd. for bromate test, bromide test every quarter. Party B shall provide water sample filtered by carbon to Coca-Cola (China) Beverages Co. Ltd. for THM test. Party B shall submit the product sample for inspection and test at the request of local quality and technology supervision authority or at least two times annually, with all the cost incurred born by Party B. The duplicates of test reports should be sent to quality control department of Party A for filing. Party A specially request that the concentration of ozone in the product shall be 0.4mg-0.6mg/1 three minutes after the water is bottled, and where there is a increase trend of the amount of water microorganism of water treatment carbon filter, the original activated carbon must be replaced with new one or be disinfected with steam. Party B must bear all the expenses incurred relating to complains on the quality of the sold Products processed by Party B(including but not limited to the compensation claim raised by Party A’s customers against Party A).

4.4
Where Party B inspect and accept the materials, Party B shall check whether the package is sealed or there is any contamination or breakage; whether the anti-stolen function normally works, whether packaging mark, amount of the products is in line with the bill of lading; whether import reports are complete; whether the described items, including shipping document, stated amount unit, analysis certifying documents, are in line with in-kind products. In case of discovering any abnormal items, Party B shall notify manager of quality control department of Party A and preserve the on-site evidence for further negotiation by Party A and Party B.

4.5
Party B shall ensure the products is preserved in a dust-proof, rabbit-protected, insect-protected, moist-proof, and sunscreen place. Consignment of the products shall be strictly in line with the principle of “products firstly put into the warehouse should be firstly consigned” and “products with the guarantee period firstly expired should be firstly consigned”. Damages to Party A incurred due to Party B’s failure to breach the principle should be born by Party B.

4.6
The packaging materials carrying the product brand can only be used on Party A’s product. The remaining packaging materials that are not used on the products shall be preserved in good order and shall not used without Party A’s permission, otherwise Party B shall be responsible for relevant economic losses and other legal liabilities.

4.7
Without Party A’s prior written consent, Party B shall not disclose any information related to the products processing and quality control to any third party, including but not limited to the public, government authority, or any person, organization or unit outside Party B’s business.

4.8
4.8 Party B must use the packaging materials approved by Party A, including lids, labels, and boxes, and may not use the materials or permit the use of the materials for any purpose not approved by Party A. Where Party B orders for label from label producing company, Party B shall copy the order for label to Party A. The label can be manufactured only in the label producing companies recognized by Coca-Cola (China) Beverages Co. Ltd.

4.9
Party B shall preserve accurate record of stock of the products, materials, and packaging materials, and provide an stock report regarding the finished products, materials, and packaging materials every week. Party A is entitled to check the stock of finished products, materials, and packaging materials and the corresponding report at any working time.

4.10
Party B shall be in charge of put the crude materials and batch of Products that fails to meet the standard in Party B’s warehouse and destroy these materials and Products under Party A’s supervision or authorization. These materials and Products can not be distributed to the market with any means, unless Party A agrees in written.

4.11
The Products with the same manufacturing date are deemed as one batch, COA of which shall be send by fax or email in the next day after the production by Party B to quality control department of Party A. COA report for this batch should be faxed to quality control department of Party A after all the test results for this batch are finished in five days. Party B shall pick two bottles of water during the each stage of the start, the middle and the end of the manufacturing process, and the six bottles of water shall be sent to quality control department of Party A for quality confirmation in two days of the manufacturing date of the batch. Quality control department of Party A can sign the delivery notice instrument based upon the COA, sample analysis, and microorganism analysis results, and notify Party B through logistics Department of Party B. The products can not be distributed from the warehouse without the delivery notice instrument signed by quality control department of Party A. Party B must stop the consignment of the Products and notify quality control department of Party A when Party B finds any item not in conformity with the standard during the microorganism tests and taste tests, and disposes the Products according to the opinion by quality control department of Party A.

4.12
Party B shall email to purchase department, quality department, and logistics department of Party A the batch number, amount, and destination of the Products to be delivered twelve hours before the delivery according to Party A’s order.

5.	Trade/Intellectual Property

5.1
The trade mark, enterprise trade name, product design are all owned by Party A and Coca-Cola (China) Beverages Co. Ltd.. Under no circumstances, Party may act or assist others to engage in any act violating Party A’s above mentioned interests. Otherwise, Party B shall be held for the compensation liability for tort or joint compensation liability, and Party A can determine to cease the agreement in advance depending on the situation.

5.2
The agreement does not authorize Party B to sell the Products. Party B shall process the Products according to amount Party A designated, and Party A is entitled to check and certify Party B’s production statement. Without Party A’s written consent, Party B’s sales of Products(combined products and half-products), such items specialized for the Products as bottles, label, lids, PE film, and packaging materials carrying Party A’s trade name or brand. Party B shall be held for compensation liability or other legal liability for Party A’s above acts, and Party A can determine to cease the agreement in advance depending on the situation.

5.3
Party B shall preserve the Products and materials carrying Party A’s brand and trade name in good order. The items failing to meet the standard (including Products, finished Products of raw materials, half-products) found during the manufacturing and inspection should be destroyed to prevent any damage to Party B’s business credit when these items entering the market. If these items enter the market and damage the interests of Party A’s intellectual property due to Party B’s failure to perform its obligations of safeguarding, Party B shall be held for joint compensation liability or other legal liability, and Party A can determine to cease the agreement in advance depending on the situation.

5.4
Party B shall make a statistical report on the order amount, warehouse-in amount, deterioration amount, deterioration rate, destroying method, the person supervising the destroying, and destroying date every quarter. The report shall be emailed to quality control department of Party A in five days following the end of each quarter, and the combined annual reports based on each quarter reports shall be emailed to quality control department of Party A.

6.	Others Agreed by the Parties

6.1
Party A can dispatch staff to Party B if necessary to supervise the quality of the Products and manufacturing situation of Party B. Party B shall provide the board and lodging for these dispatching staff with cost born by Party A. Party A shall pay the salaries for the dispatched staff and pay the bills for phone calls and fax expenses.

6.2
Party B must have the warehouse qualified for the preservation of the crude materials, packaging materials for the Products, and the finished Products. The warehouse should have the capacity of 15 days turnover for crude materials and packaging materials, and 10 days turnover for finished Products.

6.3	In case any market change that affecting Party B’s demand for the Products, Party B is entitled to cease the agreement by written notice 30 days in advance.

6.4	In case of ceasing the agreement in advance, Party A and Party B shall dispose the Products as the following:

- Party A purchases the Products manufactured by Party B under the Article 3 of the agreement at a price agreed by the parties;

- Party A purchase the materials ordered by the Party B for Party A (including but not limited specialized bottles, lids, labels, and shrinking film) and agreed by the Party A, at a price agreed by the parties;

- All the materials purchased by Party B with Party A’s consent and carrying Party A’s brand shall be disposed at Party A’s request with the cost born by Party B. Party B shall compensate the losses born by Party A due to Party B’s improper disposal of the above materials.

6.5	Except the Article 4.2, under any circumstance, Party B shall not, with any cause, keep such Products and any raw material and package material branched Party A’s trademark and logo.

6.6	Party B shall give the preference to ensure the normal production of Party A.

6.7
If Party A requires Party B to process other pure water products in the future, the processing expenses will be negotiated and determined by Party A and Party B, and such agreement will be attached to this contract with the same legal effectiveness.

6.8
Upon the date of execution of this contract, both parties hereby confirm that Party B, currently, exclusively processes bottle pure water and mineral water for Coca-cola packaging factories in China (“Cola Packaging Factories”). If Party B processes the products set forth above for other packaging factories besides Cola Packaging Factories in the future, Party B shall notify Party A in writing promptly.

6.9
For any complaint arising out of the bottle water’s quality manufactured by Party B, Party B shall compensate Party A all the cost incurred by quality complaints settlement, and Party B consents that Party B will pay Party A ¥2000.00 as penalty for each quality complaint which is attribute to Party B.

7.	Delivery Methods and Place

The delivery place of such Products shall be designated by Party A, and shall be determined subject to Party A’s email and the written notice.

8.	Settlement Methods

Party B shall attach the inspection report to each batch of Products, and issue the effective VAT invoice according to the quantity of actual storage agreed by both parties and inspected and accepted by Party A at the end of the month. Party A will pay all the amount of such Products to Party B within thirty (30) working days upon the receipt of the effective invoice.

9.	Term of the Processing Contract

The effective term of the contract is from the date it is executed by each party’s authorized representative to December 31st, 2009. When the contract expires, the contract will be extended for additional one year period through the negotiation between Party A and Party B.

10.	Breach Responsibility

10.1
If Party B fails to deliver the products in accurate quality and quantity according to the manufacture schedule which is not attribute to force majeure, Party B shall take breach responsibility of delay in delivery and compensate the economic losses to Party A. If Party B fails to deliver the products over seven (7) days, Party A has the right to require Party B’s affiliate company (but it shall be the processing factory of Coca-cola (China) Beverages Co., Ltd.) to supply the products with same price to Party A; or Party A is entitled to purchase the products from other processing factories which are recognized by Coca-cola (China) Beverages Co., Ltd., and Party B shall pay the incurred additional amount for Party A. If Party A can not acquire the replacement products immediately due to Party B’s nonperformance, Party B shall compensate all the losses to Party A, including but not limited to, extra losses and benefit losses incurred by the supply interruption. If Party B fails to deliver the products over fifteen (15) days, Party A is entitled to terminate this contract, and Party B shall compensate the actual losses arising out of this contact’s termination to Party A.

10.2
If the products delivered by Party B are inconsistent with any specification required by Coca-cola (China) Beverages Co., Ltd. or any condition specified in Party A’s inspection standards through sampling acceptance or sampling acceptance in market (including sampling by governmental department or Coca-cola (China) Beverages Co., Ltd.), through both parties’ confirmation, Party B will recall such inconsistent products which are attributed to Party B immediately and destroy such products under Party A’s supervision and bear the incurred losses.

11.	Dispute Settlement

The disputes of this contact will be settled by both parties’ consultation. If there is no agreement is reached through the consultation, the dispute will be filed to the People’s Count where the Party A’s located.

12.	General Provisions

12.1	The exhibits hereto are the part of this contact and have the same legal effectiveness.

12.2
Party B shall complete the following tables (as the exhibits hereto) according to Party A’s requirements: Clean and Sterilization Records, Net Content of PET Bottle Products Testing Records, Water System Testing Records, Microorganism on Production Line Testing Records, Daily Report of Finished Stock and Daily Report of Raw Material and Package Material.

12.3
Any issue not covered in this contract will be concluded a supplementary agreement between both parties. This contract is made in two original set with Party A and Party B each having one original set, and each set has the same legal effectiveness.

This contract will become effective upon the date it is executed by each party’s authorized representative.

Party A: Shenyang Coca-cola Beverages Co., Ltd.	Party B: Changchun Taoda Beverages Co., Ltd

By:	By:

Authorized representative: Liu Zhantu	Authorized representative:
Chop:	Chop:
Date:	Date: March 29, 2007